AMENDMENT NO. 3 TO CREDIT AGREEMENT
THIS AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”), entered into as of July 23, 2014, is by and between Koss Corporation, a Delaware corporation (“Borrower”), and JPMorgan Chase Bank, N.A. (“Lender”) under the Credit Agreement defined below.
W I T N E S S E T H:
WHEREAS, Borrower and Lender entered into that certain Credit Agreement dated as of May 12, 2010 (as amended to date, the “Credit Agreement”), pursuant to which Lender agreed to extend credit to Borrower upon the terms and subject to the conditions set forth therein; and
WHEREAS, Borrower has requested that Lender enter into this Amendment for the purpose of making certain modifications and amendments to the Credit Agreement as described herein, and Lender is willing to agree to such modifications, all on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto hereby agree as follows:
1.Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings given to such terms by the Credit Agreement as amended hereby.
2.    Amendments. Upon satisfaction of the conditions set forth in Section 3 below, the Credit Agreement shall be amended as follows:

a.	All references to the Credit Agreement in the Credit Agreement or any of the Loan Documents shall refer to the Credit Agreement as amended hereby.

b.	Section 1.01 (Defined Terms) shall be amended as follows:
i.    The final sentence of the definition of “Applicable Rate” set forth therein shall be revised follows:
For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of Borrower based upon Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to Lender of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 4 (a) at the option of Lender if Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered, and (b) automatically for any period during which the denominator of the Leverage Ratio is less than $0.
ii.    The definition of “Current Ratio” shall be deleted in its entirety.
iii.    The definition of “Revolving Commitment” set forth therein shall be revised to read as follows:
“Revolving Commitment” means the commitment of Lender to make Revolving Loans and issue Letters of Credit, as such commitment may be reduced from time to time pursuant to Section 2.08. Effective as of the Third Amendment Effective Date, the amount of Lender’s Revolving Commitment is $5,000,000.
iv.    A new definition shall be added to Section 1.01 in appropriate alphabetical order as follows:
“Third Amendment Effective Date” means the date on which the conditions to effectiveness of the Amendment No. 3 to Credit Agreement dated as of July [__], 2014 are satisfied.

c.	Section 5.01(b) shall be amended in its entirety to read as follows:
(b)    within 30 days after the end of each calendar month, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such calendar month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

d.	Section 5.01(e) shall be amended in its entirety to read as follows:
(e)    as soon as available but in any event within 30 days of the end of each calendar month, and at such other times as may be requested by Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as Lender may reasonably request;

e.	Section 6.12(a) shall be amended in its entirety to read as follows:
(a)    Minimum Cumulative EBITDA. Borrower will not permit its EBITDA to be at any time less than the applicable cumulative monthly amount: (a) for the fiscal quarter ending September 30, 2104, ($193,000) (b) for the period of two fiscal quarters ending December 31, 2014, $377,000, (c) for the period of three fiscal quarters ending March 31, 2015, $438,000 and (d) for the period of four fiscal quarters ending June 30, 2015, $567,000.
f.    Section 6.12(b) shall be amended by deleting the dollar amount “8,000,000” and replacing it with the dollar amount “13,500,000”.

g.	Section 6.12(c) shall be amended in its entirety to read as follows:
(c)    Reserved.

h.	Exhibit A shall be replaced by Exhibit A attached hereto.
3.    Conditions: Notwithstanding the foregoing, this Amendment shall not become effective unless and until Lender receives:
a.    a fully-executed copy of this Amendment;
b.    a fully-executed copy of an Assignment of Life Insurance Policy as Collateral;
c.    a certificate of the secretary of Borrower, certifying as to incumbency, organizational documents and authorization of this amendment; and
d.    such other certificates or documents as Lender or its counsel may reasonably request.
4.    Representations and Warranties. Borrower repeats and reaffirms the representations and warranties set forth in Article III of the Credit Agreement as though made on and as of the date hereof, except for representations or warranties that are made as of a particular date. Borrower also represents and warrants that the execution, delivery and performance of this Amendment, and the documents required herein, are within the corporate powers of Borrower, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Borrower; (ii) violate any provision of the articles of incorporation or by-laws of Borrower or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or any subsidiary of Borrower; (iii) require the consent or approval of, or filing a registration with, any governmental body, agency or authority, other than routine filings with the U.S. Securities and Exchange Commission; or (iv) result in any breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of Borrower or any subsidiary of Borrower pursuant to, any indenture or other agreement or instrument under which Borrower or any subsidiary of Borrower is a party or by which it or its properties may be bound or affected. This

Amendment constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.
5.    Obligations Enforceable, Etc. Borrower acknowledges and agrees that its obligations under the Credit Agreement are not subject to any offset, defense or counterclaim assertable by Borrower and that the Credit Agreement and the Loan Documents are valid, binding and fully enforceable according to their respective terms. Except as expressly provided above, the Credit Agreement and the Loan Documents shall remain in full force and effect, and this Amendment shall not release, discharge or satisfy any present or future debts, obligations or liabilities to Lender of Borrower or of any debtor, guarantor or other person or entity liable for payment or performance of any of such debts, obligations or liabilities of Borrower, or any security interest, lien or other collateral or security for any of such debts, obligations or liabilities of Borrower or such debtors, guarantors, or other persons or entities, or waive any default, and Lender expressly reserves all of its rights and remedies with respect to Borrower and all such debtors, guarantors or other persons or entities, and all such security interests, liens and other collateral and security. This is an amendment and not a novation. Without limiting the generality of the foregoing, all present and future debts, obligations and liabilities of Borrower under the Credit Agreement, as amended, are and shall continue to be secured by the Security Agreement and any other Collateral Documents.
6.    Fees and Expenses. As contemplated by Section 8.03(a) of the Credit Agreement, Borrower shall be responsible for the payment of all fees and out-of-pocket disbursements incurred by Lender in connection with the preparation, execution and delivery of this Amendment. Borrower further acknowledges and agrees that, pursuant to and on the terms set forth in such Section 8.03(a), Borrower is and shall be responsible for the payment of other fees, expenses, costs and charges arising under or relating to the Credit Agreement, as amended hereby, and the Loan Documents, as set forth in such Section 8.03(a).
7.    Entire Agreement. This Amendment and the other documents referred to herein contain the entire agreement between Lender and Borrower with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon Lender unless clearly expressed in this Agreement or in the other documents referred to herein.
8.    Miscellaneous. The provisions of this Amendment shall inure to the benefit of any holder of any Obligations, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto. All agreements, representations and warranties made herein shall survive the execution of this Amendment and the making of the loans under the Credit Agreement, as so amended. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Wisconsin. This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

KOSS CORPORATION

By: /s/ David Smith_____________
Name: David Smith
Title: Executive Vice President and Chief          Financial Officer

JPMORGAN CHASE BANK, N.A.

By: /s/Glenn M. Margraff__________________
Name: Glenn M. Margraff
Title: Authorized Signatory

[Signature Page to Amendment No. 3 to Credit Agreement]